EXHIBIT 5

800 Boylston Street, 17thFloor

Boston, MA 02199

(617) 424-2111

56 Prospect Street, Hartford, CT 06103-2818

Northeast Utilities Service Company

P.O. Box 270

Hartford, CT 06141-0270

Phone:  (860) 665-5000

Richard J. Morrison

Assistant Secretary

May 13, 2013

Northeast Utilities

56 Prospect Street

Hartford, Connecticut 06103-2818

Re:

Northeast Utilities Senior Notes, Series E, Due 2018

Northeast Utilities Senior Notes, Series F, Due 2023

Ladies and Gentlemen:

I am Assistant Secretary of Northeast Utilities, a Massachusetts business trust and voluntary association organized under the laws of the Commonwealth of Massachusetts (the “Company”), and the managing corporate and securities attorney within the legal department of Northeast Utilities. I have acted as counsel to the Company in connection with the issuance and sale to the public of $300,000,000 aggregate principal amount of its Senior Notes, Series E, Due 2018  (the “2018 Notes”) and $450,000,000 of its Senior Notes, Series F, Due 2023 (the “2023 Notes” and, together with the 2018 Notes, the “Notes”), pursuant to an Underwriting Agreement, dated May 8, 2013, among Northeast Utilities and Citigroup Global Markets, Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein (“Underwriting Agreement”).  The Notes were issued pursuant to an Indenture, dated as of April 1, 2002, between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”), as supplemented and amended by five indentures supplemental thereto (the “Indenture”), including a Fifth Supplemental Indenture dated as of May 1, 2013, establishing the terms of the Notes.  The Company has registered its Notes with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-3 (Commission File No. 333-188345, the “Registration Statement”).  The Notes were issued on May 13, 2013.

For purposes of the opinion I express below, I have examined, among other agreements, instruments and documents, the Registration Statement, including the prospectus which is a part of the Registration Statement, as supplemented by the prospectus supplement, dated May 8, 2013 (the “Prospectus”), and its exhibits, including the Indenture, and the organizational documents of the Company and originals, or copies certified to my satisfaction, of such corporate records of the Company, certificates of public officials, certificates of officers and representatives of the

Company and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.  In my examination I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.  As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon certifications by officers of the Company and other appropriate persons and statements contained in the Registration Statement.

Based on the foregoing, and having regard to legal considerations which I deem relevant, I am of the opinion that the Notes are legally issued, fully paid and non-assessable and are valid and binding obligations of the Company.

The opinions set forth herein are subject to the following further assumptions, qualifications, limitations and exceptions:

A.

I express no opinion regarding the effectiveness of any waiver in respect of the Notes of any rights of any party, or duties owing to it, as a matter of law, or that is broadly stated or does not describe the right or duty purportedly waived with reasonable specificity.

B.

My opinions set forth above are subject to the effect of (a) applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws and court decisions of general application (including without limitation statutory or other laws regarding fraudulent or preferential transfers) relating to, limiting or affecting the enforcement of creditors’ rights generally, and (b) principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) that may limit the enforceability of any of the remedies, covenants or other provisions of the Notes or the Indenture, or the availability of injunctive relief or other equitable remedies or as such principles relate to, limit or affect the enforcement of creditor’s rights generally.

C.

In addition, I express no opinion as to any provisions of the Notes or the Indenture regarding the remedies available to any person (1) to take action that is arbitrary, unreasonable or capricious or is not taken in good faith or in a commercially reasonable manner, whether or not such action is permitted under the Notes or the Indenture, or (2) for violation or breaches that are determined by a court to be non-material or without substantially adverse effect upon the ability of the Company to perform its material obligations under the Notes or the Indenture.

D.

This opinion is limited to the current laws of the Commonwealth of Massachusetts, the current federal laws of the United States, and to the limited extent set forth below, the current laws of the State of New York, and to the facts as they exist on the date hereof.  I am not admitted to practice law in the State of New York, but I am generally familiar with the laws of such State and have made such inquiries as I considered necessary to render my opinion.  I express no opinion as to matters involving the laws of any jurisdiction other than the Commonwealth of Massachusetts, the State of New York and the United States.  I undertake no obligation to advise you as a result of developments occurring after the date hereof including changes in such laws or interpretations thereof, or as a result of facts or circumstances brought to my attention after the date hereof.

This opinion is furnished only to you in connection with the transaction contemplated by the Registration Statement and the Underwriting Agreement and is solely for your benefit.  Other than as stated below, this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without my prior written consent (including by any person that acquires Notes from you).

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement, and to the reference to me under the caption “Legal Opinions” in the Prospectus. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/S/ RICHARD J. MORRISON

Richard J. Morrison

Assistant Secretary